Stillwater Mining Reports First Quarter 2008 Profit

BILLINGS, MT -- 05/08/2008 -- STILLWATER MINING COMPANY (NYSE: SWC) today reported net income for the first quarter 2008 of $3.2 million, or $0.03 per diluted share, on revenue of $173.0 million. The first quarter 2008 net income compares to a loss of $1.1 million ($0.01 per fully diluted share) on $146.5 million of revenue reported for the corresponding period in 2007. The first quarter of 2008 included a $2.2 million write-off of unamortized financing costs associated with the retirement and replacement of the Company's primary credit facility during the quarter.

Stillwater Mining Company mines and processes platinum and palladium from two operating mines located in the Beartooth Mountains of south central Montana. The market price of these metals has risen substantially over the past year. Platinum's market price was $2,040 per ounce on March 31, 2008, up from $1,530 per ounce at the end of 2007 and $1,244 per ounce at March 31, 2007. Similarly, the price of palladium had reached $445 per ounce at the end of this year's first quarter, compared to $364 at the end of 2007 and $352 per ounce at the end of the first quarter 2007.(1)

Due to sales pricing arrangements, the Company's earnings do not benefit fully from changes in market prices. The automotive contracts include floor prices on palladium production and ceiling prices on a smaller portion of platinum production, tending to insulate the Company from the full effect of changes, up or down, in market prices. The Company also has in place a nearly exhausted hedge book of forward sales commitments on platinum at prices fixed well below the level of current market prices. These forward sales reduced net revenues and profits by $7.0 million (on 9,000 hedged ounces) in the first quarter of 2008 and by $7.3 million (on 26,500 hedged ounces) in the first quarter of 2007. The last remaining 6,000 ounces covered by these below-market platinum hedges (committed at an average overall price of $1,054 per ounce) will mature by the end of June 2008.

Despite these constraints, the Company's first quarter 2008 financial performance did benefit significantly from the higher PGM market prices. The average combined price realized on sales of mined platinum and palladium in the first quarter of 2008 was $625 per ounce, compared to $506 per ounce in the corresponding quarter of 2007. And for the same periods, total revenues from mining operations (net of hedging losses) grew to $81.3 million from $72.4 million. The first quarter 2008 improvement in earnings was driven mostly by these stronger PGM prices.

Mine production of palladium and platinum in this year's first quarter declined to 129,000 ounces from the 144,000 ounces produced in the same quarter of 2007. The lower first-quarter 2008 production primarily results from a fundamental transition in the Company's workforce that has occurred since the first quarter of last year. As discussed in detail in our 2007 annual report, the Company implemented a change in work schedule at the Stillwater Mine late in the first quarter of 2007 in order to better utilize the existing workforce there and reduce the Company's reliance on outside contractors. Associated with this schedule change, however, was a period of very high employee turnover in which many of the Company's most experienced miners left for jobs elsewhere. Average mining productivity has begun to rebound however, as our newly trained local miners increase their mining proficiency. At the East Boulder Mine, productivity also has been somewhat lower as the Company transitions an increasing proportion of stopes from predominantly bench and fill techniques to the more selective methods such as captive cut-and-fill.

Beyond its mining activities, the Company has a significant recycling business, processing spent catalyst from automotive catalytic converters and, to a lesser extent, from petrochemical facilities. This business also benefits from higher platinum-group metal (PGM) prices, although because this material is priced well ahead of final delivery and sale, it takes longer for the associated earnings benefit to flow through. Consequently, much of the effect of the first quarter 2008 increase in PGM prices will flow into the second quarter results.

Recycling sales increased slightly to nearly 61,000 ounces outturned and sold during the first quarter of 2008 from about 58,000 ounces sold in the first quarter of 2007. Recycling revenues likewise increased to $86.4 million from $70.0 million for the same periods. Recycling activities, including financing charges, contributed about $5.9 million to the Company's earnings in the first quarter of 2008, compared to about $5.3 million in 2007. Also reflecting the increased PGM prices, working capital required for the recycling business, comprised of in-process inventories and associated advances, increased to $93.7 million at March 31, 2008, from $73.6 million a year earlier.

On March 12, 2008, the Company issued and sold $181.5 million of convertible debentures, due March 15, 2028, with five years to the date of first call on March 22, 2013. The interest rate on the debentures is 1.875% per annum, and the conversion price is $23.51 per share. If fully exercised, the debentures would increase the Company's outstanding shares by 7.72 million. MMC Norilsk Nickel, the Company's controlling shareholder, or one of its affiliates, purchased $80 million of the debentures in order to maintain its controlling interest. Net proceeds to Stillwater from the debentures totaled about $176.9 million, which were applied to retire the Company's existing primary credit facility ($98.3 million) and to collateralize outstanding letters of credit ($20.7 million). The remaining $57.9 million of cash proceeds will be used to fund additional working capital needs, in particular our recycling business, and for other general corporate purposes.

Commenting on the Company's recent performance, Francis R. McAllister, Stillwater Chairman and CEO, said, "On the whole, we are very pleased with the Company's performance in this year's first quarter. Mine production was right in line with plan. Platinum and palladium prices were considerably stronger than we had expected, particularly in February and March. Our mine transformation efforts appear to be on track. And after a difficult year in 2007, it was very gratifying to see the Company now returning to profitability. It also is important to note that our first quarter results did not fully reflect the benefit of the higher PGM prices. Earnings in the quarter were reduced by $2.2 million for the non-cash write-off of some unamortized financing costs, and by about $7.0 million as a result of hedging losses on 9,000 ounces of platinum committed several years ago for first quarter 2008 delivery at an average price of $1,104 per ounce. We have another 6,000 ounces of these forward sales obligations remaining in our hedge book for the second quarter, priced at an average of $1,054 per ounce, and then we are finished with these commitments. Separately, there also are some pricing lags within our system, particularly for recycling and to a lesser degree for mine production, so some first quarter sales did not benefit lockstep from the higher PGM prices. And we expect mine production to increase throughout this year, which could amplify the benefit to us of these higher PGM prices in later quarters.

"We still have some challenges ahead. Costs are continuing to rise, particularly for diesel fuel and electricity, although favorable supply contracts in the quarter limited our exposure to otherwise steep price increases for some other critical commodities, such as natural gas, steel and explosives. And we will need to continue our aggressive new-miner training program and continue to grow our cadre of skilled miners in order to achieve our rising production targets for the year."

Referring to the Company's 2008 guidance, Mr. McAllister commented, "We projected in our last earnings call that mine palladium and platinum production for 2008 would be in the range of 550,000 to 565,000 ounces, which assumed fairly steady growth in production during the year. First quarter's actual production of 129,000 ounces was essentially right on our forecasted trend. Consequently, we are reaffirming our earlier production guidance for the year. We also projected that total cash costs per ounce, a non-GAAP measure of extraction efficiency, would fall in the range of $355 to $375 per ounce for the year, although it was likely to be a little higher than that in the first half. Actual total cash costs for the first quarter were $385 per ounce -- again, we are reaffirming our earlier guidance here. Capital expenditure guidance for the full year was $110 million, including about $22 million for the construction of a second smelter furnace at the Company's processing facility in Columbus, Montana. Our capital spending in the first quarter was only about $20.8 million, but construction of the furnace has not yet begun. So for now we are standing by our earlier capital expenditure guidance for the year, although some of the furnace spending could carry over into early 2009. Our final area of guidance relates to progress toward improving the developed state of the mines, for which we projected 39,000 feet of new primary development and 515,000 feet of new definitional drilling. Our actual footages in the first quarter were just over 10,000 feet of added primary development and about 155,000 feet of diamond drilling, so both those programs remain on track to meet or exceed guidance.

"While as a matter of policy we do not provide specific earnings guidance, several developing issues could affect our earnings during the balance of this year. I already have commented on the impact of our below-market forward sales of platinum, which should have a diminished effect in the second quarter and will be gone thereafter. Mine production is currently the focus of several shorter-term management initiatives, including some broad-based teams that are looking at equipment availability, mine logistics and workplace safety. Although it is too early to measure their effectiveness, they do appear to be making a difference. Similarly, in recent weeks we have seen some encouraging volume growth in the recycling business, probably associated with the higher PGM prices. And finally, on the labor front, negotiations toward a new labor agreement at the East Boulder Mine are just now getting under way; the present labor contract will expire on July 1, 2008."

With regard to the state of platinum and palladium markets, Mr. McAllister explained, "Several elements have combined in the past few months to shape the almost unprecedented changes in these markets. After six or seven years of steady output growth, the major South African PGM producers earlier this year were forced to scale back their operations as a result of some severe power shortages. These shortages at first appeared to be the result of seasonal issues, but it now appears that they are more far reaching and may take several years to resolve. In the meantime, not only is existing production constrained, but the future of virtually all South African PGM expansion projects is uncertain. Based on announced cutbacks by the South African major producers, platinum and palladium production in 2008 is likely to be down significantly from 2007. South Africa in 2007 produced about 78% of the world's annual platinum supply and 34% of palladium supply, so they are a critical supplier.

"In addition to these power issues, the South African producers have been challenged by a shortage of skilled mining professionals. Engineers, geologists and other essential technical specialists have been leaving the country in favor of mining opportunities in Australia, Canada and other significant mining provinces. While such shortages are common throughout the industry, they are clearly concerns of the South African PGM producers; indeed, Stillwater also faces a shortage of skilled miners, as previously discussed.

"Separately, a drop in Russian sales of palladium from government inventories this year also has affected PGM markets. For many years, the Russian government has more or less systematically drawn down its old Cold War era strategic stockpiles of palladium by selling typically one to two million ounces per year of additional supply into the market, tending to moderate palladium prices. This year, Russian government exports appear to be only a small fraction of the usual volume, creating a tighter palladium supply picture than usual.

"On the demand side, the volume of PGM consumed in catalytic converters depends on the number of new cars produced each year and on the mix of engine types. Diesel engines generally require higher PGM ounce loadings than gasoline engines. In the U.S. and parts of Western Europe, new car sales have declined in the past few months as the economy softened, suggesting that PGM demand also could decline. However, the same is not true worldwide. China reportedly produced about 9 million cars in 2007 and, based on rates reported for the first quarter of 2008, should exceed 10 million units this year. BMW just recently reported that it is diverting new cars from the U.S. into emerging markets, where presumably demand is stronger. General Motors reported for the first quarter of 2008 that only its North American operations were unprofitable.

"In view of this apparent continuing growth in world automobile production despite a U.S. slowing, PGM markets seem destined to remain very tight for the foreseeable future. With PGM supply growth constrained and a mandatory PGM allotment in essentially every new car built, platinum and, to a lesser extent, palladium consumption will be rationed by price. Consistent with this, reports suggest that, as a result of high prices, platinum use in jewelry has declined significantly in North America and Japan over the past year or so, although until recently platinum jewelry demand in China remained strong. Some commentators now suggest, though, that with the run-up in platinum prices in the first quarter of 2008, even Chinese demand for platinum jewelry is declining. Interestingly, however, the same commentators suggest that Chinese demand for palladium jewelry has strengthened noticeably in 2008, probably substituting for more expensive platinum and gold."

Commenting on the Company's operations, McAllister advised, "Our long-term efforts to transform our mining operations are continuing during 2008, with some noteworthy progress. As we discussed in our 2007 Annual Report, there are five broad areas of emphasis in this effort: safety and environmental compliance, improving developed state, added flexibility in mining methods, increased mine production, and identifying other cost reduction opportunities. On the safety front, seeking to further strengthen our safety performance, the Company recently engaged an outside auditor to review our safety practices and identify opportunities for improvement. We are now implementing many of the suggestions that emerged from the audit. Our efforts to improve developed state have focused heavily on mine development, targeting having proven reserves in place equal to about 40 months of future production. We are now at that level at the Stillwater Mine and approaching it at East Boulder. This area of emphasis also includes ongoing measures toward strengthening infrastructure at the operations. Infrastructure projects currently include ore pass remediation at East Boulder and development of an electric truck ramp to access the lower levels of the Stillwater Mine.

"Probably our largest effort at this time, though, relates to implementing more selective mining methods. While there are areas at each mine where the previous mechanized bulk mining methods are still very appropriate, mechanical ramp-and-fill and captive cut-and-fill stopes are being introduced wherever they are more attractive economically. The latter methods are generally more manpower intensive, and as a result we are very aggressively hiring and training new miners in the requisite mining skills. This effort is progressing very well, but it will take some time for each new miner to reach his full potential. Consequently, we expect productivity and overall production to increase gradually as the workforce steadily gains experience.

"On the processing side, we have now let contracts associated with our second smelter furnace and expect construction to begin by the end of the second quarter. This is a significant project that we expect to increase smelter throughput capacity and PGM recoveries for future growth in mining and recycling, as well as ensuring we have a backup facility whenever one of the furnaces is down.

"Our recycling business remains healthy and very dynamic, contributing $5.9 million toward 2008 first-quarter earnings. As PGM prices have risen, we recently have seen an increase in recycling volumes coming through the smelter and refinery, which may bode well for the rest of 2008."

Finally, with regard to the Company's recent convertible debt issuance, Mr. McAllister noted, "We were extremely pleased with the success of our offering of $181.5 million in convertible debentures into the market in early March. This alleviated the uncertainty associated with the need to renew our previous credit facility prior to its expiration in the middle of next year, particularly in view of the very difficult credit conditions in today's market. The terms of the offering, including a coupon rate of 1.875% and a conversion price of $23.51, were very favorable to the Company. We used the proceeds of the debt offering to pay off our old credit facility and collateralize letters of credit that support our long-term reclamation obligations. The remaining cash will provide for future working capital needs and other general corporate purposes."

Cash Flow and Liquidity

The Company's available cash and cash equivalents totaled $126.5 million at March 31, 2008, up from $61.5 million at the end of 2007. Including the Company's available-for-sale investments in highly liquid federal agency notes and commercial paper, the Company's total available liquidity was $140.9 million at the end of the 2008 first quarter, up about $51.9 million from liquidity of $89.0 million at the end of 2007. The increase in liquidity was attributable to the net proceeds from the issuance of the convertible debentures, offset in part by increased working capital requirements, particularly with regard to the Company's recycling business. Working capital constituting marketable inventories and related advances in the Company's PGM recycling business increased to $93.7 million at March 31, 2008, from $83.7 million at the end of 2007. If this highly liquid recycling working capital is included in liquidity, the Company's adjusted liquidity increased by $61.9 million to $234.6 million at March 31, 2008, from $172.7 million at the end of 2007.

Net cash provided from operating activities totaled $13.1 million in the first quarter of 2008, slightly below the $15.2 million generated in the same quarter of 2007. Changes in working capital requirements more than offset the benefit of higher earnings between the periods. Capital expenditures in the first quarter of 2008 were $20.8 million, a little less than the $21.6 million reported for the first quarter of 2007. The Company's capital expenditure guidance for the full year 2008 is about $110 million, which includes about $22 million for constructing a second smelter furnace.

The Company's outstanding debt balance at March 31, 2008, was $211.2 million. Approximately $0.2 million of the outstanding debt balance is due within the next twelve months.

First Quarter Results - Details

In the first quarter of 2008, the Company's mining operations produced 129,000 PGM ounces, including 86,000 ounces from the Stillwater Mine and 43,000 ounces from East Boulder Mine. For the comparable quarter of 2007, Stillwater Mine produced 98,000 ounces and East Boulder Mine 46,000 ounces. The sharp decrease (12.2%) in Stillwater Mine's production between the 2008 and 2007 quarters is partially attributable to an overall drop in mining productivity. The average experience level of the workforce declined following a period of high employee attrition associated with a schedule change and other labor issues at the mine during 2007. The Company's new-miner training program is gradually filling in this void in experience, but bringing new miners up to full productivity does take time. Maintenance and logistical issues within the mine also contributed to the lower first-quarter 2008 production. The smaller production decrease at the East Boulder Mine primarily reflects the challenges of transitioning from highly mechanized methods toward more selective mining.

Sales from mine production totaled 130,000 ounces in the first quarter of 2008 at an overall average realization of $625 per ounce, compared to 143,000 ounces at $506 per ounce in the first quarter of 2007. The lower sales volumes in the 2008 first quarter generally tracked the lower mine production in the same period. The higher realizations mostly reflect higher market prices for PGMs in the first quarter of 2008, tempered to some extent by the negative effect of platinum ceiling prices and below-market forward sales commitments. Taking these into account, in the first quarter of 2008 approximately 46% of platinum ounces sold were subject to ceiling prices or hedges that reduced net income in the quarter by about $10.4 million. By way of comparison, for the first quarter of 2007 approximately 91% of platinum ounces were sold subject either to ceiling prices or to below-market forward sales, reducing 2007 first quarter net income by about $8.8 million. On the other hand, the Company's net income benefited from floor prices on palladium sales by about $1.2 million in the 2008 first quarter and by $4.6 million in the first quarter of 2007. The Company's average realization on palladium sales from mine production was $414 per ounce in the 2008 first quarter, compared to $377 per ounce in the same period of 2007. The comparable average realization on platinum, net of the loss on forward sales and the contractual price ceiling, was $1,383 per ounce in the first quarter of 2008 and $915 per ounce in the 2007 first quarter.

In its recycling activities, the Company processes both material it purchases from third parties and material toll processed on behalf of others for a fee. During the first quarter of 2008, the Company processed in total about 78,000 ounces of PGMs from recycled catalytic materials. By comparison, in the first quarter of 2007 the Company processed about 87,000 ounces of recycled material. This degree of fluctuation in volumes received and processed is not unusual in the Company's recycling activities, as the business is very competitive.

Revenues for the first quarter 2008 totaled $173.0 million, up 18% from $146.5 million in the first quarter of 2007. Proceeds (net of hedging offsets) from sales of mined PGMs totaled $81.3 million in the 2008 first quarter, an increase from $72.4 million in the same quarter of 2007, reflecting stronger 2008 PGM prices. Recycling revenues also increased to $86.4 million on nearly 61,000 ounces sold from the $70.0 million on about 58,000 ounces sold in last year's first quarter, again driven by higher market prices for PGMs. Resales of purchased metal generated $5.3 million and $4.1 million in revenue during the 2008 and 2007 first quarters, respectively.

Costs of metals sold (before depreciation and amortization expense) grew to $140.0 million in the 2008 first quarter from $118.5 million in the first quarter of 2007, mostly reflecting higher costs for power, fuel, royalties and taxes, plus the higher value of contained PGMs in recycling materials purchased. Mining costs included in costs of metals sold increased to $52.6 million in the 2008 first quarter from $48.3 million in the 2007 first quarter. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $82.1 million in the first quarter of 2008, compared to $66.2 million in the first quarter of 2007. Purchases totaling approximately 12,000 ounces of palladium for resale in each period added $5.3 million and $4.0 million to first-quarter 2008 and 2007 costs, respectively.

Depreciation and amortization expense increased very slightly to $20.7 million in the 2008 first quarter from $20.4 million in the same period of 2007. The increase is a trade-off between lower mine production and higher amortization rates in the first quarter of 2008.

General and administrative ("G&A") costs, which include marketing and exploration expenses, decreased to $7.7 million in the first quarter of 2008 from $8.8 million in the 2007 first quarter. The decrease between the periods is mostly just the result of different timing for marketing expenditures in each year.

Net income of $3.2 million for the first quarter of 2008 included, by business segment, $8.0 million from mining operations and $5.9 million from recycling activities, less corporate costs including $7.7 million of G&A expense and $3.0 million of unallocated net interest expense. The unallocated interest expense includes a $2.2 million write-off of unamortized financing costs associated with the retirement and replacement of the Company's primary credit facility.

For the first quarter of 2007, the reported net loss of $1.1 million included income from mining operations of $3.8 million and income from recycling activities of $5.3 million. These earnings items were offset by $8.8 million of G&A expense and $1.4 million of net unallocated interest expense.

Stillwater Mining Company will host its 2008 first quarter results conference call in conjunction with the Annual Meeting of Shareholders beginning at 3:30 p.m. Eastern Daylight Time on May 8, 2008. The conference call dial-in numbers are 800-288-8968 (U.S.) and 612-332-0226 (International). The conference call will simultaneously be webcast on the Internet via the Company's website at www.stillwatermining.com. To access the conference call on the Company's website, go to the Investor Relations section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's website or by a telephone replay, numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 921729, which is scheduled to begin on May 9, 2008 6:30 p.m. Eastern Time through May 16, 2008, ending at 11:59 p.m. Eastern Time.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management's expectations, is found in the section entitled "Risk Factors" in the Company's 2007 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

(1) Based on the final fixing price quoted on the London Metals Exchange for each of the respective dates.

Key Factors Tables and Financial Statements follow.

Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

                                                      Three months ended
                                                          March 31,
                                                    ----------------------
                                                       2008        2007
                                                    ----------  ----------
Revenues
 Mine production                                    $   81,290  $   72,371
 PGM recycling                                          86,416      69,988
 Other                                                   5,340       4,091
                                                    ----------  ----------
       Total revenues                                  173,046     146,450
Costs and expenses
 Costs of metals sold
  Mine production                                       52,639      48,290
  PGM recycling                                         82,083      66,175
  Other                                                  5,303       4,021
                                                    ----------  ----------
    Total costs of metals sold                         140,025     118,486
 Depreciation and amortization
  Mine production                                       20,647      20,414
  PGM recycling                                             48          24
                                                    ----------  ----------
    Total depreciation and amortization                 20,695      20,438
                                                    ----------  ----------
     Total costs of revenues                           160,720     138,924
 Exploration                                                 -          61
 Marketing                                               1,331       2,100
 General and administrative                              6,342       6,675
 Gain on disposal of property, plant and equipment          (2)       (115)
                                                    ----------  ----------
     Total costs and expenses                          168,391     147,645
Operating income (loss)                                  4,655      (1,195)
Other income (expense)
 Other                                                      53          (2)
 Interest income                                         3,087       2,963
 Interest expense                                       (4,530)     (2,825)
Income (loss) before income tax provision                3,265      (1,059)
Income tax provision                                       (53)          -
                                                    ----------  ----------
Net income (loss)                                   $    3,212  $   (1,059)
                                                    ----------  ----------
Other comprehensive income (loss), net of tax               88      (5,175)
                                                    ----------  ----------
Comprehensive income (loss)                         $    3,300  $   (6,234)
                                                    ==========  ==========
Weighted average common shares outstanding
 Basic                                                  92,554      91,588
 Diluted                                                93,215      91,588
Basic earnings (loss) per share
                                                    ----------  ----------
  Net income (loss)                                 $     0.03  $    (0.01)
                                                    ==========  ==========
Diluted earnings (loss)  per share
                                                    ----------  ----------
  Net income (loss)                                 $     0.03  $    (0.01)
                                                    ==========  ==========

See accompanying notes to the financial statements

Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                                  March 31,   December 31,
                                                    2008          2007
                                                ------------  ------------
ASSETS
 Current assets
  Cash and cash equivalents                     $    126,453  $     61,436
  Restricted cash                                     26,580         5,885
  Investments, at fair market value                   14,473        27,603
  Inventories                                        122,309       118,663
  Advances on inventory purchases                     38,890        28,396
  Trade receivables                                   16,794        12,144
  Deferred income taxes                                4,330         4,597
  Other current assets                                 5,001         6,092
                                                ------------  ------------
   Total current assets                         $    354,830  $    264,816
                                                ------------  ------------
Property, plant and equipment (net of $320,836
 and $301,212 accumulated depreciation and
 amortization)                                       465,820       465,054
  Long-term investments                                3,903         3,556
  Other noncurrent assets                             11,220         8,981
                                                ------------  ------------
   Total assets                                 $    835,773  $    742,407
                                                ============  ============
LIABILITIES  AND STOCKHOLDERS' EQUITY
 Current liabilities
  Accounts payable                              $     16,355  $     17,937
  Accrued payroll and benefits                        22,566        20,944
  Property, production and franchise taxes
   payable                                             9,563        10,528
  Current portion of long-term debt                      190         1,209
  Fair value of derivative instruments                 5,678         6,424
  Unearned income                                        742           788
  Other current liabilities                           12,704        11,144
                                                ------------  ------------
   Total current liabilities                          67,798        68,974
 Long-term debt                                      211,024       126,841
 Deferred income taxes                                 4,330         4,597
 Accrued workers compensation                          9,508         9,982
 Asset retirement obligation                          10,720        10,506
 Other noncurrent liabilities                          6,291         4,103
                                                ------------  ------------
   Total liabilities                            $    309,671  $    225,003
                                                ------------  ------------
 Stockholders' equity
  Preferred stock, $0.01 par value, 1,000,000
   shares authorized; none issued                          -             -
  Common stock, $0.01 par value, 200,000,000
   shares authorized;
   92,743,742 and 92,405,111 shares issued and
    outstanding                                          927           924
  Paid-in capital                                    632,020       626,625
  Accumulated deficit                               (100,908)     (104,120)
  Accumulated other comprehensive loss                (5,937)       (6,025)
                                                ------------  ------------
   Total stockholders' equity                        526,102       517,404
                                                ------------  ------------
   Total liabilities and stockholders' equity   $    835,773  $    742,407
                                                ============  ============

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)

                                                    Three months ended
                                                         March 31,
                                                  ------------------------
                                                      2008         2007
                                                  -----------  -----------
Cash flows from operating activities
Net income (loss)                                 $     3,212  $    (1,059)
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Depreciation and amortization                        20,695       20,438
  Gain on disposal of property, plant and
   equipment                                               (2)        (115)
  Asset retirement obligation                             214          178
  Stock issued under employee benefit plans             1,403        1,446
  Amortization of debt issuance costs                   2,423          204
  Share based compensation                              1,028        1,168
Changes in operating assets and liabilities:
  Inventories                                          (4,372)      (4,992)
  Advances on inventory purchases                     (10,494)         713
  Trade receivables                                    (4,650)       5,369
  Employee compensation and benefits                    1,622         (304)
  Accounts payable                                     (1,582)      (8,537)
  Property, production and franchise taxes payable      1,223       (1,779)
  Workers compensation                                   (474)         753
  Unearned income                                         (46)      (1,922)
  Other                                                 2,864        3,600
                                                  -----------  -----------
Net cash provided by operating activities              13,064       15,161
                                                  -----------  -----------
Cash flows from investing activities
  Capital expenditures                                (20,825)     (21,596)
  Purchases of long-term investments                     (347)           -
  Proceeds from disposal of property, plant and
   equipment                                               18          202
  Purchases of investments                             (9,505)     (22,993)
  Proceeds from maturities of investments              22,171       16,998
                                                  -----------  -----------
Net cash used in investing activities                  (8,488)     (27,389)
                                                  -----------  -----------
Cash flows from financing activities
  Payments on long-term debt and capital lease
   obligations                                        (98,336)        (883)
  Payments for debt issuance costs                     (4,995)           -
  Proceeds from issuance of convertible debentures    181,500            -
  Restricted cash                                     (20,695)           -
  Issuance of common stock                              2,967           20
                                                  -----------  -----------
Net cash provided by (used in) financing
 activities                                            60,441         (863)
                                                  -----------  -----------
Cash and cash equivalents
  Net increase (decrease)                              65,017      (13,091)
  Balance at beginning of period                       61,436       88,360
Balance at end of period                          $   126,453  $    75,269
                                                  ===========  ===========

Stillwater Mining Company
Key Factors
(Unaudited)

                                                             Three months
                                                                ended
                                                              March 31,
                                                            ---------------
                                                             2008    2007
                                                            ------- -------
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced (000)
Palladium                                                       100     111
Platinum                                                         29      33
                                                            ------- -------
Total                                                           129     144
                                                            ======= =======
Tons milled (000)                                               265     305
Mill head grade (ounce per ton)                                0.52    0.51

Sub-grade tons milled (000) (1)                                  39      21
Sub-grade tons mill head grade (ounce per ton)                 0.16    0.13

Total tons milled (000) (1)                                     304     326
Combined mill head grade (ounce per ton)                       0.47    0.49
Total mill recovery (%)                                          91      91

Total operating costs per ounce (Non-GAAP) (2)              $   314 $   244
Total cash costs per ounce (Non-GAAP) (2)                   $   385 $   309
Total production costs per ounce (Non-GAAP) (2)             $   541 $   456

Total operating costs per ton milled (Non-GAAP) (2)         $   133 $   108
Total cash costs per ton milled (Non-GAAP) (2)              $   163 $   136
Total production costs per ton milled (Non-GAAP) (2)        $   229 $   201

Stillwater Mine:
Ounces produced (000)
Palladium                                                        66      75
Platinum                                                         20      23
                                                            ------- -------
Total                                                            86      98
                                                            ======= =======
Tons milled (000)                                               157     178
Mill head grade (ounce per ton)                                0.58    0.59

Sub-grade tons milled (000) (1)                                  20      21
Sub-grade tons mill head grade (ounce per ton)                 0.15    0.13

Total tons milled (000) (1)                                     177     199
Combined mill head grade (ounce per ton)                       0.53    0.54
Total mill recovery (%)                                          92      92

Total operating costs per ounce (Non-GAAP) (2)              $   296 $   227
Total cash costs per ounce (Non-GAAP) (2)                   $   366 $   290
Total production costs per ounce (Non-GAAP) (2)             $   496 $   418

Total operating costs per ton milled (Non-GAAP) (2)         $   143 $   112
Total cash costs per ton milled (Non-GAAP) (2)              $   176 $   143
Total production costs per ton milled (Non-GAAP) (2)        $   239 $   206

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                                       Three months ended
                                                            March 31,
                                                      ---------------------
                                                         2008       2007
                                                      ---------- ----------
OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)
East Boulder Mine:
Ounces produced (000)
Palladium                                                     34         36
Platinum                                                       9         10
                                                      ---------- ----------
Total                                                         43         46
                                                      ========== ==========
Tons milled (000)                                            108        128
Mill head grade (ounce per ton)                             0.43       0.40

Sub-grade tons milled (000) (1)                               19          -
Sub-grade tons mill head grade (ounce per ton)              0.17          -

Total tons milled (000) (1)                                  127        128
Combined mill head grade (ounce per ton)                    0.39       0.40
Total mill recovery (%)                                       90         90

Total operating costs per ounce (Non-GAAP) (2)        $      348 $      281
Total cash costs per ounce (Non-GAAP) (2)             $      422 $      348
Total production costs per ounce (Non-GAAP) (2)       $      629 $      537

Total operating costs per ton milled (Non-GAAP) (2)   $      120 $      101
Total cash costs per ton milled (Non-GAAP) (2)        $      145 $      125
Total production costs per ton milled (Non-GAAP) (2)  $      216 $      194

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                                       Three months ended
(in thousands, where noted)                                 March 31,
                                                      ---------------------
                                                         2008       2007
                                                      ---------- ----------
SALES AND PRICE DATA
Ounces sold (000)
  Mine production:
    Palladium (oz.)                                          102        109
    Platinum (oz.)                                            28         34
                                                      ---------- ----------
      Total                                                  130        143
Other PGM activities: (5)
    Palladium (oz.)                                           38         37
    Platinum (oz.)                                            30         27
    Rhodium (oz.)                                              5          6
                                                      ---------- ----------
      Total                                                   73         70
                                                      ---------- ----------
By-products from mining: (6)
    Rhodium (oz.)                                              1          1
    Gold (oz.)                                                 2          3
    Silver (oz.)                                               2          2
    Copper (lb.)                                             300        383
    Nickel (lb.)                                             281        306
Average realized price per ounce (3)
    Mine production:
    Palladium ($/oz.)                                 $      414 $      377
    Platinum ($/oz.)                                  $    1,383 $      915
      Combined ($/oz)(4)                              $      625 $      506
Other PGM activities: (5)
    Palladium ($/oz.)                                 $      406 $      336
    Platinum ($/oz.)                                  $    1,443 $    1,149
    Rhodium ($/oz)                                    $    6,563 $    5,052
By-products from mining: (6)
    Rhodium ($/oz.)                                   $    8,176 $    5,912
    Gold ($/oz.)                                      $      940 $      667
    Silver ($/oz.)                                    $       18 $       14
    Copper ($/lb.)                                    $     3.18 $     2.78
    Nickel ($/lb.)                                    $    12.36 $    17.62
Average market price per ounce (4)
    Palladium ($/oz.)                                 $      441 $      343
    Platinum ($/oz.)                                  $    1,867 $    1,190
      Combined ($/oz)(4)                              $      753 $      546

(1) Sub-grade tons milled includes reef waste material only.  Total tons milled includes ore tons and sub-grade tons only.

(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production).  Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes.  Total production costs include total cash costs plus asset retirement costs and depreciation and amortization.  Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs.  Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations.  These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP).
    Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues"
    and the accompanying discussion for additional detail.

(3) The Company's average realized price represents revenues, which include the effect of contract floor and ceiling prices, hedging gains and losses realized on commodity instruments and contract discounts, divided by ounces sold.  The average market price represents the average London PM Fix for the actual months of the period.

(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

(5) Ounces sold and average realized price per ounce from other PGM activities relate to ounces produced from processing of catalyst materials, ounces purchased in the open market for resale.

(6) By-product metals sold reflect contained metal.  Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

Reconciliation of Non-GAAP Measures to Costs of Revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income (Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Statement of Operations and Comprehensive Income (Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to total costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income (Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company's mines.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or combined. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or combined by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                                       Three months ended
                                                            March 31,
(in thousands)                                          2008       2007
                                                      ---------  ---------
Consolidated:
Reconciliation to consolidated costs of revenues:
Total operating costs (Non-GAAP)                      $  40,473  $  35,210
  Royalties, taxes and other                              9,198      9,284
                                                      ---------  ---------
Total cash costs (Non-GAAP)                           $  49,671  $  44,494
  Asset retirement costs                                    215        177
  Depreciation and amortization                          20,647     20,414
  Depreciation and amortization (in inventory)             (727)       638
                                                      ---------  ---------
Total production costs (Non-GAAP)                     $  69,806  $  65,723
  Change in product inventories                           2,872      1,653
  Costs of recycling activities                          82,083     66,175
  Recycling activities  - depreciation                       48         24
  Add: Profit from recycling activities                   5,911      5,349
                                                      ---------  ---------
Total consolidated costs of revenues                  $ 160,720  $ 138,924
                                                      =========  =========
Stillwater Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)                      $  25,250  $  22,237
  Royalties, taxes and other                              5,969      6,220
                                                      ---------  ---------
Total cash costs (Non-GAAP)                           $  31,219  $  28,457
  Asset retirement costs                                    156        124
  Depreciation and amortization                          11,395     12,133
  Depreciation and amortization (in inventory)             (468)       210
                                                      ---------  ---------
Total production costs (Non-GAAP)                     $  42,302  $  40,924
  Change in product inventories                           1,038        (83)
  Add: Profit from recycling activities                   3,893      3,629
                                                      ---------  ---------
Total costs of revenues                               $  47,233  $  44,470
                                                      =========  =========
East Boulder Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)                      $  15,223  $  12,972
  Royalties, taxes and other                              3,229      3,064
                                                      ---------  ---------
Total cash costs (Non-GAAP)                           $  18,452  $  16,036
  Asset retirement costs                                     59         54
  Depreciation and amortization                           9,252      8,281
  Depreciation and amortization (in inventory)             (259)       428
                                                      ---------  ---------
Total production costs (Non-GAAP)                     $  27,504  $  24,799
  Change in product inventories                          (3,469)    (2,285)
  Add: Profit from recycling activities                   2,018      1,720
                                                      ---------  ---------
Total costs of revenues                               $  26,053  $  24,234
                                                      =========  =========
Other PGM activities: (1)
Reconciliation to costs of revenues:
  Change in product inventories                       $   5,303  $   4,021
  Recycling activities - depreciation                        48         24
  Costs of recycling activities                          82,083     66,175
                                                      ---------  ---------
Total costs of revenues                               $  87,434  $  70,220
                                                      =========  =========

(1) Other PGM activities include recycling and other.

CONTACT:
Dawn McCurtain
(406) 373-8787